SWK Holdings Corporation Files Application for Uplisting to NASDAQ Capital Market

SWK Expands Board of Directors to Meet NASDAQ Listing Requirements

Dallas, TX, September 3, 2019 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced today that the Company has submitted its formal application to list its common shares on the NASDAQ Capital Market.

Concurrently, SWK announced the appointment of Winston Black, Chief Executive Officer of SWK, and Aaron G.L. Fletcher, Ph.D., to its Board of Directors. The appointments bring the total number of directors to six, of which three satisfy the independence requirements for service on the Company’s audit committee, including Dr. Fletcher.

“Becoming a NASDAQ-listed company would be a significant milestone for SWK that builds on the momentum from our recent acquisition of Enteris BioPharma and our broader strategy to expand our traditional specialty healthcare finance business via opportunistic transactions that are synergistic with our specialty finance platform and offer attractive valuations with substantial upside optionality,” stated Winston Black, Chief Executive Officer of SWK. “We expect that the move to NASDAQ would serve to raise SWK’s visibility and enhance trading liquidity by broadening our appeal to a larger shareholder base as we execute our business plan and drive long-term shareholder value.”

SWK creates unique financing structures to support growth opportunities for small life sciences companies. Since launching in 2012, it has successfully executed this business model with 35 partners, deployed $500 million of capital and created a portfolio of royalties and structured credit backed by royalties that totals $170 million across 23 partners.

On August 26, 2019, SWK acquired Enteris BioPharma, Inc. (“Enteris”), a biotechnology company developing innovative oral formulations of hard-to-dose peptide- and small molecule-based therapies built around its proprietary drug delivery technology, Peptelligence®. Presently, many drugs in these categories can only be administered via intravenous injection, which can limit market opportunities for the drug maker and reduce patient compliance. Enteris licenses its Peptelligence technology to pharmaceutical partners to use to improve the solubility of hard-to-dose therapeutic. The most recent licensing partnership, with Cara Therapeutics (Nasdaq: CARA), announced on August 21, 2019, will allow Cara to continue developing an oral formulation of a first-in-class KOR agonist, Korsuva™. Oral Korsuva is now the subject of three separate Phase 2 clinical trials for pruritus in patients with hepatic impairment due to primary biliary cholangitis (PBC), stage III-V chronic kidney disease (CKD), and atopic dermatitis (AD).

As a wholly-owned independent subsidiary of SWK, Enteris will continue to focus on the advancement of the external partnerships built around Peptelligence, as well as its internal 505(b)(2) drug development pipeline, both of which have the potential to deliver lucrative near and longer-term licensing opportunities.

SWK Expands its Board of Directors

In conjunction with its planned transition to the NASDAQ Capital Market, SWK appointed Winston Black and Aaron G.L. Fletcher, Ph.D., to its Board of Directors, increasing the number of directors to six.

Mike Weinberg, Chairman of SWK stated, “Since Winston’s appointment as CEO of SWK, the Board of Directors has been pleased with his execution of our strategy and the Company’s strong performance. SWK’s recent acquisition of Enteris is emblematic of Winston’s ability to collaboratively lead the SWK team to identify and close compelling investment opportunities with the potential to deliver both significant near-term and longer-range returns to SWK’s shareholders. We believe his appointment to the Board of Directors is appropriate and well-deserved."

Dr. Fletcher currently serves as President of Bios Research, a financial services firm that he founded to provide public equity research in the health care industry tailored to institutional firms and large family offices. In addition to his position at Bios Research, Dr. Fletcher is a Managing Partner at Bios Partners, LP, a venture capital firm focused on investment in early-stage and growth-stage biotech and medical device companies. Dr. Fletcher also serves as a director on the Boards of Lung Therapeutics, Actuate Therapeutics, AbiliTech Medical, TFF Pharma, and Cognition Therapeutics, and works as an independent consultant for the biotech/healthcare equity industry. Dr. Fletcher holds a Ph.D. in Biochemistry from Colorado State University and serves as a visiting professor at Dallas Baptist University.

Mr. Black stated, “As we pursue our goal of uplisting to the NASDAQ Capital Market, it is crucial that our corporate governance evolves as well, enabling SWK to benefit from outside perspectives as we seek to maximize our current investments and target new opportunities for growth. Dr. Fletcher is a tremendous addition to our Board, and we look forward to benefiting from his combination of capital markets expertise and scientific acumen, including significant experience and knowledge of the pharmaceutical industry as a research analyst and venture investor.”

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Investor / Media Relations:

Maureen McEnroe / Jason Rando

Tiberend Strategic Advisors, Inc.

212.375.2664 / 212.375.2665

mmcenroe@tiberend.com / jrando@tiberend.com